The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated June 5, 2017

June 2017 Registration Statement No. 333-212571 Pricing Supplement dated June , 2017 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Fixed Coupon Trigger Securities with Downside Principal Exposure Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due December 12, 2017

Principal at Risk Securities

The securities offer the opportunity for investors to receive a fixed monthly payment equal to at least $7.25 per security (the actual monthly payment will be determined on the pricing date). However, unlike ordinary debt securities, the securities do not guarantee any repayment of principal at maturity. Instead, the payment at maturity is based on the percentage change in the difference between the 30-Year U.S. Dollar ICE Swap Rate (“30-Year swap rate”) and the 2-Year U.S. Dollar ICE Swap Rate (“2-Year swap rate”), which we refer to as the swap rate spread, from the initial spread to the final spread (the swap rate spread on the valuation date). 30-Year swap rate is one of the market-accepted indicators of long-term interest rates, and 2-Year swap rate is one of the market-accepted indicators of short term interest rates. The swap rate spread (i.e., 30-Year swap rate minus 2-Year swap rate) represents a general measure of long-term interest rates relative to shorter-term interest rates. If the final spread is greater than or equal to 50% of the initial spread, which we refer to as the threshold spread, at maturity, investors will receive the stated principal amount of their investment plus the monthly payment otherwise due. However, if the final spread is less than the threshold spread, at maturity, investors will receive the monthly payment otherwise due, but will lose 1% of the stated principal amount for every 1% by which the final spread is less than the initial spread. Under these circumstances, the payment at maturity (excluding the monthly payment otherwise due) will be less than 50% of the stated principal amount and could be zero. An investment in the securities is highly risky. Because the payment at maturity is based on the percentage change of the swap rate spread from the initial spread to the final spread, a very small absolute change in the swap rate spread can result in a significant loss on the securities. For example, given the initial spread of 0.865%, investors will lose a significant portion or all of their principal amount if the final spread is less than the threshold spread of 0.4325% (50% of the initial spread), which represents a decrease of only 0.4325 percentage points from the initial spread. If the final spread were to decline by only 0.605 percentage points to 0.260% (meaning that the difference between the two swap rates has decreased or “narrowed”), while the absolute change in the swap rate spread is only 0.605%, that movement actually represents a 70% decline from the initial spread to the final spread, and investors would lose 70% of the stated principal amount. If the final spread is zero or negative, you will lose your entire principal amount in the securities at maturity. You should not invest in the securities if you believe that the spread between 30-Year swap rate and 2-Year swap rate is likely to narrow sufficiently so that it is below the threshold spread. The securities are for investors who are willing to risk their entire principal amount in exchange for the opportunity to receive interest at a potentially above-market rate. Investors may lose a significant portion or all of the stated principal amount. You will not participate in any widening in the swap rate spread nor will you participate in any increases in either swap rate. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset:	On any swap business day, 30-Year swap rate minus 2-Year swap rate (the “swap rate spread”), each as determined on that swap business day as set forth under “Supplemental Terms of the Securities” in this document. Each of 30-Year swap rate and 2-Year swap rate are sometimes referred to herein as a “swap rate” and together as the “swap rates.”
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Initial issue price:	$1,000 per security (see “Commissions and initial issue price” below)
Pricing date:	June 5, 2017
Original issue date:	June 12, 2017
Valuation date†:	December 8, 2017
Maturity date†:	December 12, 2017
Monthly payment:	We will pay a monthly payment of at least $7.25 per security on each monthly payment date (corresponding to a rate of approximately 8.70% per annum, or 4.35% over the 6-month term of the securities). The actual monthly payment will be determined on the pricing date. The monthly payment is a fixed amount, regardless of the actual number of days in the relevant monthly period, and is not linked to the swap rate spread.
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

▪  If the final spread is greater than or equal to the threshold spread (i.e., the swap rate spread has widened or has not narrowed sufficiently so that it is below the threshold spread):

(i) stated principal amount plus (ii) the monthly payment otherwise due

▪  If the final spread is less than the threshold spread (i.e., the swap rate spread has narrowed sufficiently so that it is below the threshold spread):

(i) stated principal amount × performance factor plus (ii) the monthly payment otherwise due

Under these circumstances, the payment at maturity (excluding the monthly payment otherwise due) will be less than the stated principal amount of $1,000 and will represent a loss of more than 50%, and possibly all, of an investor’s principal amount. If the final spread is zero or negative, investors will lose their entire principal amount. Investors may lose their entire principal amount in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$12.50(2) $5.00(3)	$982.50
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $950.00 and $970.00 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $12.50 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 11 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 18, 2016	Prospectus Supplement dated July 18, 2016

Fixed Coupon Trigger Securities with Downside Principal Exposure Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due December 12, 2017

Principal at Risk Securities

Terms continued from previous page:
Monthly payment dates:	The 12th calendar day of each month, beginning July 12, 2017; provided that if that day is not a business day, the relevant monthly payment will be made on the next following business day, and the monthly payment made on that following business day will not be adjusted
Performance factor:	final spread / initial spread. In no event, however, will the performance factor be less than 0%.
Threshold spread:	0.4325%, which is 50% of the initial spread (rounded to four decimal places)
Initial spread:	0.865%. The initial spread is not the swap rate spread on the pricing date.
Final spread:	The swap rate spread on the valuation date
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP/ISIN:	06741VYC0 / US06741VYC08
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

†	The valuation date may be postponed if the valuation date is not a swap business day as described under “Supplemental Terms of the Securities” in this document. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Prospectus supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Supplemental Terms of the Securities

The following definitions and provisions apply to the securities, notwithstanding anything to the contrary in the accompanying prospectus supplement:

Swap Rate Spread: The swap rate spread for any swap business day is 30-Year swap rate minus 2-Year swap rate, each as determined on that swap business day.

30-Year Swap Rate: 30-Year swap rate is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 30-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

2-Year Swap Rate: 2-Year swap rate is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 2-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

Swap Rate Fall Back Provisions: If either swap rate is not displayed by approximately 11:00 a.m., New York City time, on Reuters page ICESWAP1 on any day on which the swap rate spread must be determined, that swap rate on that day will be determined on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 a.m., New York City time, on that day. For this purpose, the semi-market annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year term or 2-year term, as applicable, commencing on that day with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to three-month U.S. Dollar London Interbank Offered Rate (ICE Benchmark Administration). The calculation agent will request the principal New York City offices of each of the reference banks to provide a quotation of its rate. If at least three quotations are provided, the affected swap rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the affected swap rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Postponement of the valuation date: The valuation date will be postponed if that day is not a swap business day, in which case the valuation date will be the first following day that is a swap business day. In no event, however, will the valuation date be postponed by more than five business days. If the last possible valuation date is not a swap business day, that day will nevertheless be the valuation date, in which case 30-Year swap rate and 2-Year swap rate will be determined as described under “—Swap Rate Fall Back Provisions” above.

Swap business day: A swap business day means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 11 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Fixed Coupon Trigger Securities with Downside Principal Exposure Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due December 12, 2017

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the securities further acknowledges and agrees that the rights of the holders of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You seek monthly payments equal to at least $7.25 per security (the actual monthly payment will be determined on the pricing date) and, in exchange, you are willing and able to risk your entire principal amount.

▪	You do not anticipate that the final spread will be less than the threshold spread, and you are willing and able to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You understand that a very small percentage point decrease in the swap rate spread from the initial spread to the final spread can result in a significant loss on the securities and that an investment in the securities is highly risky.

▪	You understand that any positive return on the securities will be limited to the fixed monthly payments received over the term of the securities, and you will not participate in any widening in the swap rate spread.

▪	You are willing and able to accept the risks associated with an investment in which the payment at maturity is linked to the performance of the swap rate spread, as explained in more detail in the “Risk Factors” and “The Swap Rate Spread and the Swap Rates” sections of this document.

▪	You are familiar with interest rates generally and interest rate spreads and understand the factors that influence interest rates and interest rate spreads.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final spread will be less than the threshold spread, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You do not seek an investment on which a very small percentage point decrease in the swap rate spread can result in a significant loss on the securities or an investment that is highly risky.

▪	You seek an investment that provides for exposure to any percentage increase in the swap rate spread or an investment with a return that is not limited to the fixed monthly payments received over the term of the securities.

▪	You are unwilling or unable to accept the risks associated with an investment in which the payment at maturity is linked to the performance of the swap rate spread, as explained in more detail in the “Risk Factors” and “The Swap Rate Spread and the Swap Rates” sections of this document.

▪	You are not familiar with interest rates generally or interest rate spreads or you do not understand the factors that influence interest rates or interest rate spreads.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus and the prospectus supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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Fixed Coupon Trigger Securities with Downside Principal Exposure Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due December 12, 2017

Principal at Risk Securities

How the Fixed Coupon Trigger Securities with Downside Principal Exposure Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity (excluding the monthly payment otherwise due) on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Initial spread:	0.865%
Threshold spread:	0.4325%, which is equal to 50% of the initial spread

As indicated in the payoff diagram below, a very small absolute change in the swap rate spread can result in a significant loss on the securities and an investment in the securities is highly risky. For example, based on the initial spread of 0.865%, if the final spread were to decline by 0.605 percentage points to 0.260%, while the absolute change in the spread is only 0.605%, that movement actually represents an 70% decline from the initial spread, and investors would lose 70% of the stated principal amount. Investors may lose a significant portion or all of the stated principal amount.

Fixed Coupon Securities Payoff Diagram(1)

(1) The payoff diagram above does not take into account the monthly payments received during the term of the securities, which will be paid regardless of the performance of the swap rate spread. As evidenced above, in no event will you receive a positive return based on the performance of the swap rate spread. Any positive return will be based solely on the monthly payments received during the term of the securities.

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Fixed Coupon Trigger Securities with Downside Principal Exposure Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due December 12, 2017

Principal at Risk Securities

What Is the Payment at Maturity and the Total Return on the Securities, Assuming a Range of Performances for the Swap Rate Spread?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the total payments over the term of the securities per $1,000 stated principal amount to $1,000.00. The table and examples set forth below reflect the initial spread of 0.865% and the threshold spread of 0.4325% (equal to 50% of the initial spread) which represents a decrease of only 0.4325 percentage points from the initial spread. Accordingly, a very small absolute change in the swap rate spread can result in a significant loss on the securities and the securities are highly risky. The table and examples also assume a hypothetical monthly payment of $7.25 per security. The actual monthly payment will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Spread	Swap Rate Spread Increase / Decline	Performance Factor(1)	Payment at Maturity(2)	Total Monthly Payments(3)	Total Payment on the Securities(4)	Total Return on Securities
1.298%	50.000%	150.000%	$1,000.00	$43.50	$1,043.50	4.35%
1.211%	40.000%	140.000%	$1,000.00	$43.50	$1,043.50	4.35%
1.125%	30.000%	130.000%	$1,000.00	$43.50	$1,043.50	4.35%
1.038%	20.000%	120.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.952%	10.000%	110.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.908%	5.000%	105.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.865%	0.000%	100.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.822%	-5.000%	95.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.779%	-10.000%	90.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.692%	-20.000%	80.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.606%	-30.000%	70.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.519%	-40.000%	60.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.433%	-50.000%	50.000%	$1,000.00	$43.50	$1,043.50	4.35%
0.432%	-50.058%	49.942%	$499.42	$43.50	$542.92	-45.71%
0.346%	-60.000%	40.000%	$400.00	$43.50	$443.50	-55.65%
0.260%	-70.000%	30.000%	$300.00	$43.50	$343.50	-65.65%
0.173%	-80.000%	20.000%	$200.00	$43.50	$243.50	-75.65%
0.087%	-90.000%	10.000%	$100.00	$43.50	$143.50	-85.65%
0.000%	-100.000%	0.000%	$0.00	$43.50	$43.50	-95.65%
-0.087%	-110.000%	0.000%	$0.00	$43.50	$43.50	-95.65%
-0.173%	-120.000%	0.000%	$0.00	$43.50	$43.50	-95.65%
-0.433%	-150.000%	0.000%	$0.00	$43.50	$43.50	-95.65%

(1) The performance factor will not be less than 0.00%, even if the final spread is negative.

(2) Excludes the final monthly payment otherwise due

(3) Total monthly payments received per security over the term of the securities

(4) The total payment on the securities is equal to the payment at maturity plus the monthly payments paid over the term of the securities.

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Principal at Risk Securities

Hypothetical Examples of Payment at Maturity and Total Return on the Securities

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The swap rate spread widens by 0.433 percentage points from the initial spread of 0.865% to a final spread of 1.298%, which represents a 50.00% increase from the initial spread.

Because the final spread is greater than or equal to the threshold spread, the payment at maturity is equal to $1,007.25 per security, which is equal to the stated principal amount plus the monthly payment otherwise due.

In addition, investors would have previously received the monthly payment of $7.25 on each monthly payment date prior to the maturity date. Under these circumstances, investors would receive a total payment over the term of the securities of $1,043.50 per security for a 4.35% total return on the securities, determined as follows:

Payment at Maturity:	$1,007.25 ($1,000 + $7.25)
Prior Monthly Payments:	$36.25 ($7.25 × 5)
Total Payment:	$1,043.50
Total Return:	4.35%

Even though the swap rate spread increased by 50.00% from the initial spread to the final spread in this example, your total return is limited to the monthly payments paid over the term of the securities. You will not participate in the widening of the swap rate spread.

Example 2: The swap rate spread narrows by 0.173 percentage points from the initial spread of 0.865% to a final spread of 0.692%, which represents a 20.00% decrease from the initial spread.

Because the final spread is greater than or equal to the threshold spread, the payment at maturity is equal to $1,007.25 per security, which is equal to the stated principal amount plus the monthly payment otherwise due.

Although the swap rate spread decreased by 20.00% from the initial spread to the final spread in this example, because the swap rate spread has not narrowed sufficiently so that it is below the threshold spread of 0.4325% (50% of the initial spread), investors are repaid their stated principal amount at maturity. In addition, investors receive the monthly payment otherwise due at maturity and would have previously received the monthly payment of $7.25 on each monthly payment date prior to the maturity date. Under these circumstances, investors would receive a total payment over the term of the securities of $1,043.50 per security for a 4.35% total return on the securities, determined as follows:

Payment at Maturity:	$1,007.25 ($1,000 + $7.25)
Prior Monthly Payments:	$36.25 ($7.25 × 5)
Total Payment:	$1,043.50
Total Return:	4.35%

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Principal at Risk Securities

Example 3: The swap rate spread narrows by 0.605 percentage points from the initial spread of 0.865% to a final spread of 0.260%, which represents a 70.00% decrease from the initial spread.

Because the final spread is less than the threshold spread, investors will receive a payment at maturity that is significantly less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final spread from the initial spread.

The payment at maturity is equal to $343.50 per $1,000 security, calculated as follows:

(stated principal amount × performance factor) + the monthly payment otherwise due

= [$1,000 × (final spread / initial spread)] + $7.25

= [$1,000 × (0.260% / 0.865%)] + $7.25

= ($1,000 × 30%) + $7.25

= $343.50

In addition, investors would have previously received the monthly payment of $7.25 on each monthly payment date prior to the maturity date. Under these circumstances, investors would receive a total payment over the term of the securities of $343.50 per security for a
-65.65% total return on the securities, determined as follows:

Payment at Maturity:	$307.25 ($300 + $7.25)
Prior Monthly Payments:	$36.25 ($7.25 × 5)
Total Payment:	$343.50
Total Return:	-65.65%

Example 4: The swap rate spread narrows by 1.038 percentage points from the initial spread of 0.865% to a final spread of -0.173%, which means that 30-Year swap rate on the valuation date is less than 2-Year swap rate on the valuation date, and represents a 120.00% decrease from the initial spread.

Because the final spread is less than the threshold spread, investors will receive a payment at maturity that is significantly less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final spread from the initial spread. Although the swap rate spread is negative, the performance factor is 0.00%. The payment at maturity is equal to $7.25 per $1,000 security, calculated as follows:

(stated principal amount × performance factor) + the monthly payment otherwise due

= [$1,000 × (final spread / initial spread, but not less than 0%)] + $7.25

= [$1,000 × (-0.173% / 0.865%, but not less than 0%)] + $7.25

= ($1,000 × 0%) + $7.25

= $7.25

In addition, investors would have previously received the monthly payment of $7.25 on each monthly payment date prior to the maturity date. Under these circumstances, investors would receive a total payment over the term of the securities of $43.50 per security for a
-95.65% total return on the securities, determined as follows:

Payment at Maturity:	$7.25 ($0 + $7.25)
Prior Monthly Payments:	$36.25 ($7.25 × 5)
Total Payment:	$43.50
Total Return:	-95.65%

As this example illustrates, if the final spread is zero or negative, you will lose your entire principal amount.

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors—Risks Relating to the Securities Generally” in the prospectus supplement.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, the securities provide for a payment at maturity based on the percentage change in the swap rate spread from the initial spread to the final spread (the swap rate spread on the valuation date). If the final spread is less than the threshold spread (equal to 50% of the initial spread), the payment at maturity will be significantly less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final spread from the initial spread. Furthermore, because the payment at maturity is based on the percentage change of the swap rate spread from the initial spread to the final spread, a very small absolute change in the swap rate spread can result in a significant loss on the securities and an investment in the securities is highly risky. For example, if the final spread were to narrow by only 0.605 percentage points to 0.260%, while the absolute change in the spread is only 0.605%, that movement actually represents a 70% decline from the initial spread to the final spread, and investors would lose 70% of the stated principal amount. Investors may lose up to a significant portion or all of the stated principal amount.

▪	You will not participate in any widening of the swap rate spread or in any increases in either swap rate. You will not participate in any widening of the swap rate spread from the initial spread nor will you participate in any increases in either swap rate, even though you will be exposed to the decrease in the swap rate spread if the swap rate spread has narrowed sufficiently so that it is below the threshold spread. Any positive return on the securities will be limited to the monthly payments received over the term of the securities. In addition, the monthly payment is a fixed amount and is not based on the performance of the swap rate spread.

▪	Your payment at maturity on the securities is based on performance of the swap rate spread, which may narrow significantly during the term of the securities, or may become negative. The swap rate spread may narrow significantly during the term of the securities, or may become negative, as a result of the factors described under “—The swap rate spread will be affected by a number of factors and may be volatile” below. If the swap rate spread is zero or negative (meaning that 30-Year swap rate is equal to or less than 2-Year swap rate on the valuation date), you will lose your entire principal amount. You should not invest in the securities if you do not understand the swap rates, the swap rate spread or have no view on longer-term rates relative to shorter-term rates.

The swap rate spread will narrow if (i) 30-Year swap rate decreases or remains constant while 2-Year swap rate increases or (ii) 30-Year swap rate decreases while 2-Year swap rate increases or remains constant. However, even if the swap rates move in the same direction (i.e., both swap rates are increasing or decreasing at the same time), if (i) 2-Year swap rate increases by more than 30-Year swap rate increases or (ii) 30-Year swap rate decreases by more than 2-Year swap rate decreases, the swap rate spread will narrow and the final spread could be less than the threshold spread. Any of these scenarios increases the likelihood that the final spread will be less than the threshold spread, which results in a greater potential for a loss of a significant portion or all of your principal at maturity.

▪	The swap rate spread will be affected by a number of factors and may be volatile. In normal market conditions, longer-term swap rates are typically greater than shorter-term swap rates. However, swap rates do not always exhibit this relationship and, at times, longer-term swap rates may be less than short-term swap rates.

Although there is no single factor that determines the spread between swap rates of different maturities, swap rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the swap rate spread would likely decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates. Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions.

The swap rate spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. For example, high demand for longer-dated U.S. treasury notes and bonds may cause the swap rate spread to narrow even in the absence of an increase in short-term interest rates. Additional factors that may affect the swap rate spread include, but are not limited to:

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Principal at Risk Securities

o	changes in, or perceptions about, 30-Year swap rate and 2-Year swap rate;

o	the economic, financial, political, regulatory and judicial events that affect financial markets generally and prevailing interest rates;

o	sentiment regarding the U.S. and global economies;

o	policies of the Federal Reserve Board regarding interest rates;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets; and

o	performance of capital markets.

These and other factors may have a negative impact on the payment at maturity and on the value of the securities in the secondary market. As a result of these factors, the swap rate spread may be volatile, and even a very small absolute change in the swap rate spread can result in a significant loss on the securities. Accordingly, volatility of the swap rate spread may adversely affect your return on the securities.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Contingent repayment of principal applies only at maturity. You should be willing and able to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to the stated principal amount even if the swap rate spread is above the threshold spread.

▪	The securities are subject to volatility risk. Volatility is a measure of the degree of variation in the value of the swap rate spread over a period of time. The monthly payment will be determined on the pricing date based on a number of factors, including the expected volatility of the swap rate spread. The monthly payment will be higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the swap rate spread as of the pricing date, been lower. As volatility of the swap rate spread increases, there will typically be a greater likelihood that the final spread will be less than the threshold spread.

Accordingly, you should understand that a higher monthly payment will reflect, among other things, an indication of a greater likelihood that you will incur a significant loss of principal at maturity than would have been the case had the monthly payment been lower. In addition, actual volatility of the swap rate spread over the term of the securities may be significantly higher than the expected volatility of the swap rate spread at the time the terms of the securities were determined. If actual volatility of the swap rate spread is higher than expected, you will face an even greater risk that you will lose a significant portion or all of your principal at maturity for the reasons described above.

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Principal at Risk Securities

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The payment at maturity on the securities is not based on the swap rate spread at any time other than the valuation date. The payment at maturity is not based on the swap rate spread at any time other than on the valuation date and will be based solely on the final spread as compared to the initial spread. Therefore, the payment at maturity that you will receive for your securities may be significantly less than if the payment at maturity were linked to the swap rate spread at any time other than the valuation date.

▪	The historical swap rates and swap rate spreads are not an indication of future swap rates or swap rate spreads. In the past, the swap rates have experienced significant fluctuations, causing widening and narrowing in the swap rate spreads. Historical swap rates and swap rate spreads, fluctuations and trends are not necessarily indicative of future swap rates or swap rate spreads. Any historical upward or downward trend in the swap rates are not an indication that the swap rates are more or less likely to increase or decrease at any time during the term of the securities, and you should not take the historical swap rates as an indication of future swap rates. There can be no assurance that the swap rates will not move such that the swap rate spread narrows to below the threshold spread, in which case you will lose a significant portion or all of the stated principal amount of the securities.

▪	The swap rates and the manner in which they are calculated may change in the future. There can be no assurance that the method by which the swap rates are calculated will continue in their current form. Any changes in the method of calculation could cause fluctuations in the swap rates, which may cause the swap rate spread to narrow and thus have a negative impact on the payment at maturity and on the value of the securities in the secondary market.

▪	The swap rates may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner. If, on the valuation date, either swap rate cannot be determined by reference to Reuters page ICESWAP1 (or any successor page), then that swap rate on that day will be determined on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that day. If fewer than three quotations are provided as requested, the affected swap rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. The swap rate determined in this manner and used in the determination of the final spread and the payment at maturity on the securities may be different from the swap rate that would have been published on the applicable Reuters page and may be different from other published rates, or other estimated rates, of the affected swap rate.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the swap rate spread and, as a result, could decrease the amount an investor may receive on the securities at maturity. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the swap rate spread on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the swap rate on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the swap rate spread;

o	correlation (or lack of correlation) of 30-Year swap rate and 2-Year swap rate,

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

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Principal at Risk Securities

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the swap rate spread; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The swap rate spread may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “The Swap Rate Spread and the Swap Rates” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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Principal at Risk Securities

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the swap rates. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the swap rates, calculate the swap rate spread and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, such as selecting dealer quotations or determining a swap rate when that swap rate is otherwise unavailable, as described under the risk factor titled “—The swap rates may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

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Principal at Risk Securities

The Swap Rate Spread and the Swap Rates

The Swap Rate Spread

The swap rate spread for any swap business day is 30-Year swap rate minus 2-Year swap rate, each as determined on that swap business day.

The Swap Rates

30-Year swap rate is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 30-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

2-Year swap rate is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 2-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

A U.S. dollar interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a given maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate (“three month USD LIBOR”) for that same maturity. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market. The 30-Year U.S. Dollar ICE Swap Rate is one of the market-accepted indicators of longer term interest rates.

Please see “Supplemental Terms of the Securities” above for information regarding the procedures that will be applied by the calculation agent if either swap rate cannot be determined in the manner described above on the valuation date.

Historical Performance of the Swap Rates and the Swap Rate Spread

The first graph below sets forth the historical performances of 30-Year swap rate and 2-Year swap rate from January 3, 2005 through June 1, 2017. As of June 1, 2017, 30-Year swap rate was 2.433% and 2-Year swap rate was 1.522%. The second graph below sets forth the historical swap rate spread (i.e., the difference between 30-Year swap rate and 2-Year swap rate) from January 3, 2005 through June 1, 2017. As of June 1, 2017, the swap rate spread was 0.911%. The initial spread is equal to 0.865% and is not the swap rate spread on the pricing date. We obtained the swap rates in this section from Bloomberg Professional® service, without independent verification. The swap rates on the valuation date, which will be used in the calculation of the final spread and the payment at maturity, will be the applicable swap rate as reported on Reuters page ICESWAP1. Historical performance of the swap rates and the swap rate spread should not be taken as an indication of future performance. Future performance of the swap rates and the swap rate spread may differ significantly from historical performance, and no assurance can be given as to the swap rates or the swap rate spread during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the swap rate spread will result in the return of any of your principal amount.

When reviewing the historical performance of the swap rate spread in the below graph, it is important to understand that a very small absolute change in the swap rate spread can result in a significant loss on the securities. For example, based on the initial spread of 0.865%, you will lose a significant portion or all of your principal amount if the final spread is less than the threshold spread of 0.4325% (50% of the initial spread), which represents a decrease of only 0.4325 percentage points from the initial spread. If the final spread is zero or negative, you will lose your entire principal amount.

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Historical Performance of the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate — January 3, 2005 to June 1, 2017

Historical Performance of the Swap Rate Spread*— January 3, 2005 to June 1, 2017

* The dotted line indicates the threshold spread of 0.4325%, which is equal to 50% of the initial spread.

Past performance is not indicative of future results.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Record date:	One business day prior to the related monthly payment date
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a derivative position in the nature of a put option (the “Derivative”) with respect to the swap rate spread, secured by a cash deposit equal to the initial issue price of the securities (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each monthly payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Derivative (“Derivative Premium”). We will determine the portion of each monthly payment that we will allocate to interest on the Deposit and to Derivative Premium, respectively, and will provide that allocation in the pricing supplement for the securities. By purchasing the securities, you agree to treat the securities for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Derivative Premium will not be taken into account prior to the taxable disposition of the securities (including upon early redemption or at maturity). Assuming that you are an initial purchaser of securities purchasing the securities at the initial issue price for cash, (i) if your securities are called or held to maturity and the Derivative expires unexercised (i.e., you receive a cash payment (not including the final monthly payment) at maturity equal to the amount of the Deposit), you will recognize gain in an amount equal to the total Derivative Premium, and (ii) if, instead, the Derivative is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity (not including the final monthly payment) that is less than the amount of the Deposit), you will recognize gain or loss in an amount equal to the difference between (x) the total Derivative Premium and (y) the cash settlement value of the Derivative (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final monthly payment). Although not free from doubt, this gain or loss should be treated as capital gain or loss and should be short-term capital gain or loss.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the securities, in which case the timing and character of your income or loss could be materially and adversely affected. For instance, a security could be treated as a notional principal contract secured by a cash deposit, in which case you may be required to accrue each interest payment as income (possibly prior to its receipt, e.g., where a payment is due after a taxable year-end), and any gain or loss that you recognize upon the maturity of your security would likely be treated as ordinary income or loss. Furthermore, in the event of a loss, if you are an individual, your deduction may be subject to the 2% floor on “miscellaneous itemized deductions.”

Other alternative treatments are possible, under which you could be required to include amounts in income during the term of your securities different from those described above.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the securities are the character of income or loss (including whether the Derivative Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the securities would be viewed as

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similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of securities at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the securities, including possible alternative treatments, as well as the allocation of the purchase price of the securities between the Deposit and the Derivative.

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Derivatives and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Consistent with the position described above, below are the portions of each monthly payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Derivative Premium:

Coupon Rate per Semi-Annual Period(1)	Interest on Deposit per Semi-Annual Period(1)	Derivative Premium per Semi-Annual Period(1)
4.35%	%	%
(1) To be determined on the pricing date
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the swap rate spread and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the swap rate spread, the market value of the securities or any amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $12.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security.

We will deliver the securities against payment therefor in New York, New York on June 12, 2017, which is the fifth scheduled business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to three business days before delivery will be required, by virtue of the fact that the securities will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

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